EXHIBIT 99.1

Certain Supplemental Financial Information

Introduction

As part of our preliminary offering memorandum that is being disseminated in connection with the Notes Offering, we are providing Further Adjusted EBITDA for the twelve months ended June 30, 2020 to give effect to (i) net cost savings and synergies projected by the Company to be realized as a result of certain operational initiatives undertaken in response to the COVID-19 pandemic and in connection with our recent acquisitions and (ii) costs incurred in connection with strategic initiatives and business optimization projects.  We are also providing the ratio of adjusted total debt to Further Adjusted EBITDA and ratio of as adjusted net debt to Further Adjusted EBITDA.

	For the Twelve Months Ended June 30, 2020
(dollars in thousands)
Further Adjusted EBITDA	$338,287
Ratio of as adjusted total debt to Further Adjusted EBITDA(1)(2)	2.7	x
Ratio of as adjusted net debt to Further Adjusted EBITDA(1)(3)	2.6	x

(1)	EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are non-GAAP financial measures that are reconciled to their most directly comparable GAAP measure, net income, in the following table.
(2)
Total debt represents outstanding borrowings under our term loan facility, outstanding borrowings under our revolving credit facility, the principal amount of our existing 4.625% Senior Notes due 2027 outstanding and the principal amount of our existing 5.125% Senior Notes due 2024 outstanding. As adjusted total debt represents total debt on an as adjusted basis after giving effect to our repayment of approximately $45.0 million of indebtedness under our revolving credit facility subsequent to June 30, 2020 and this offering and the use of proceeds therefrom.

(3)
Net debt represents total debt (as described in footnote (2) above) less cash and cash equivalents. As adjusted net debt represents as adjusted total debt (as described in footnote (2) above) less cash and cash equivalents.

The following table shows the reconciliation of our Further Adjusted EBITDA to net income:

For the Twelve Months Ended June 30, 2020
(dollars in thousands)
Net Income	$86,287
Income tax expense	35,378
Interest expense, net & other	39,186
Depreciation and amortization	76,252
Depreciation (included in cost of revenue)	500
EBITDA(a)(b)	237,603
Acquisition and integration costs	42,979
Share-based compensation	18,627
Legal settlement accrual increases	—

Adjusted EBITDA(a)(b)	299,209
COVID-19 employee-related cost savings(c)	28,874
Restructured lease cost savings(d)	3,698
Strategic initiatives, acquisitions and other business optimization(e)	6,506

Further Adjusted EBITDA(a)(b)	$338,287

(a)
EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense and depreciation and amortization costs. Adjusted EBITDA represents EBITDA plus acquisition and integration costs, share-based compensation and legal settlement accrual increases. Further Adjusted EBITDA for the twelve months ended June 30, 2020 represents Adjusted EBITDA plus the amount of net cost savings and synergies projected by the Company to be realized as a result of operational initiatives undertaken in response to the COVID-19 pandemic and in connection with the acquisition of Stratus Video Holding Company (“Stratus Video”) on February 14, 2020, in each case as more fully described under footnotes (c) and (d) below.  Management believes that EBITDA, Adjusted EBITDA and Further Adjusted EBITDA provide an effective measure of the Company’s results, as they exclude certain items that management believes are not indicative of the Company’s operating performance. EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not intended to represent cash flows for the period, nor have they been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from EBITDA, Adjusted EBITDA and Further Adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes EBITDA, Adjusted EBITDA and Further Adjusted EBITDA as operating performance measures in conjunction with GAAP measures such as net income.

(b)
None of EBITDA, Adjusted EBITDA or Further Adjusted EBITDA for the twelve months ended June 30, 2020 includes any amounts attributable to Stratus Video prior to the consummation of our acquisition thereof on February 14, 2020 as no financial statements of Stratus Video are available for the period from July 1, 2019 to February 14, 2020.  For the historical financial results of Stratus Video for the fiscal year ended December 31, 2019 and our pro forma combined results for such fiscal year, please see the financial statements included within our current report on Form 8-K/A filed on May 1, 2020 incorporated by reference herein.  For the fiscal year ended December 31, 2019, Stratus Video had EBITDA of $13.3 million.  Stratus Video’s EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit) and depreciation and amortization costs. The following table shows the reconciliation of the EBITDA of Stratus Video to net income:

For the Year Ended December 31, 2019 (in thousands)
Net Income	$3,763
Income tax expense (benefit)	(8,563)
Interest expense, net & other	8,014
Depreciation and amortization	7,207
Depreciation (included in cost of revenue)	2,899
EBITDA	$13,320

(c)
Consists of cost savings from the suspension or termination of certain employee benefits as a result of the COVID-19 pandemic in the amount of approximately $9,966,000 and headcount reductions effected in response to the COVID-19 pandemic in the amount of approximately $18,909,000, in each case as if such actions were taken on July 1, 2019.

(d)	Consists of restructured lease expense savings in the amount of approximately $3,698,000 expected to be realized within the next 12 months.
(e)
Consists of (i) costs incurred in connection with strategic initiatives, including go-to-market strategy and leveraging technology to improve client and clinician experience, in the amount of approximately $1,226,000, (ii) costs incurred in connection with business optimization projects focused on internal process development improvement in the amount of approximately $595,000 and (iii) approximately $4,685,000 in cost synergies associated with the acquisition of Stratus Video on February 14, 2020 that are expected to be realized within the next 12 months.

We may not realize the anticipated cost savings from our suspension or termination of certain employee benefits and headcount reductions taken in response to the COVID-19 pandemic, cost savings from our restructured leases and synergy benefits from our previously consummated acquisitions, and the failure to realize such cost savings and synergy benefits could adversely impact our business and our operating results.

We may not be able to achieve the full strategic and financial benefits expected to result from our suspension or termination of certain employee benefits as a result of the COVID-19 pandemic, headcount reductions effected in response to the COVID-19 pandemic, our restructured leases and our previously consummated acquisitions, or such benefits may be delayed or not occur at all.  We may not achieve these and other anticipated benefits for a variety of reasons, including, among others, that unanticipated costs, charges and expenses will result from our suspension or termination of certain employee benefits and headcount reduction in response to the COVID-19 pandemic, restructured leases and the acquisitions. If we fail to achieve some or all of the benefits expected to result from our suspension or termination of certain employee benefits as a result of the COVID-19 pandemic, headcount reductions effected in response to the COVID-19 pandemic, our restructured leases and/or our previously consummated acquisitions, or if such benefits are delayed, our business could be harmed.